UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT PURSUANT
 TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2005

BELLACASA PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49707	58-2412118

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Virginia Drive, Suite 1000 Fort Washington, PA	19034

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (267) 419-1237

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
    [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES.

               On September 20, 2005, as part of a private placement of up to $500,000, we accepted subscriptions from five (5) accredited investors for 825,000 shares of our common stock at $0.20 per share for a total of $165,000. We plan to accept additional subscriptions until November 15, 2005, unless such termination date is extended by our Board of Directors. We intend to use the net proceeds of the private placement to continue to execute our product development strategy for AquaGen®, AquaFlux®, and AquaDerm® products and to continue to develop and commercialize additional products.

               The private placement of the shares of common stock was made and sold only to accredited investors in reliance on Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The shares have not been registered under the Act or under any state securities laws and may not be offered or sold absent registration with the SEC or an applicable exemption from the registration requirements.

ITEM 5.02 - ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

               On September 20, 2005, our Board of Directors appointed Mr. Edwin A. Reilly to the positions of Chairman of the Board, Chief Executive Officer and President, effective September 20, 2005. Mr. Reilly will work with current Director and Co-Founder, Mr. Steven Preiss, to execute the Company's long-term strategy and near-term product development.

               Mr. Reilly was Chief Executive Officer of Ortho Rehab, Inc from 2004 to 2005. He was an officer of Med Diversified Inc. ("Med") from 2001 to 2004. He was Med's Chief Operating Officer from March 2003 to August 2004 and Secretary from October 2001 to August 2004. He was Executive Vice President of Administration and Human Resources from August 2001 until March 2003. Previously, Mr. Reilly served as Executive Vice President of Administration and Human Resources for Chartwell Diversified Services, Inc. (and its predecessor company) from 1999 to 2001. He was Vice President of Human Resources for Serono Laboratories, Inc. from 1985 to 1999. Prior to that role, he served as Vice President of Human Resources for the International Health Care Group of Revlon, Inc. Mr. Reilly holds an M.B.A. in Corporate Finance from New York University and a B.S. in Economics from Fordham University.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 26, 2005

Bellacasa Productions, Inc.

Registrant

By:	/s/ Edwin A. Reilly

Edwin A. Reilly Chief Executive Officer